As filed with the Securities and Exchange Commission on June 11, 2026

United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MAGNUM ICE CREAM COMPANY N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

Reguliersdwarsstraat 63 1017 BK Amsterdam The Netherlands (Address of principal executive offices)

The Magnum Ice Cream Company Foundation Plan for Growth (Full title of the plan)

CT Corporation System 28 Liberty Street New York, NY 10005 Tel: (212) 894-8940 (Name, address and telephone number of agent for service)

Copies to:

Michael Z. Bienenfeld Igor Rogovoy Linklaters LLP 20 Ropemaker Street London EC2Y 9AR Tel: (+44) 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”). ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act and the instructional Note to Part I of Form S-8, this registration statement (“Registration Statement”) omits the information specified in Part I of Form S-8. We have delivered, or will deliver, the documents containing the information specified in Part I to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus for this Registration Statement that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents that The Magnum Ice Cream Company N.V. (the “Registrant”) has filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (File No. 001-42939), filed with the Commission on March 18, 2026;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)	The description of the Registrant’s ordinary shares contained in Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (File No. 001-42939), filed with the Commission on March 18, 2026, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities hereby registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

The Registrant is a Dutch public company with limited liability (naamloze vennootschap).

The articles of association of the Registrant (the “Articles of Association”) provide that current and former directors of the Registrant shall be reimbursed by the Registrant for (a) the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Registrant’s request; (b) any financial losses or other damages payable by them as a result of an act or failure to act; and (c) the reasonable costs of appearing in other legal proceedings in which they are involved as current or former directors, except proceedings primarily aimed at pursuing a claim on their own behalf.

However, there is no entitlement to reimbursement if and to the extent that: (i) a Dutch court has established, in a final and conclusive decision, that the act or failure to act of the person concerned may be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable conduct (ernstig verwijtbaar gedrag), unless Dutch law provides otherwise or this would be unacceptable according to standards of reasonableness and fairness; or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

The description of the indemnity above is solely a summary of the provisions in the Articles of Association and is without prejudice to any indemnification agreements entered into by the Registrant or any liability insurance taken out by the Registrant for the benefit of the directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1*	Amended and Restated Articles of Association of the Registrant, dated May 7, 2026
4.2*	Rules of The Magnum Ice Cream Company Foundation Plan for Growth
5.1*	Opinion of Linklaters LLP, Dutch legal counsel to the Registrant, as to the validity of newly issued shares
23.1*	Consent of KPMG Accountants N.V., independent registered public accounting firm
23.2*	Consent of KPMG LLP, independent registered public accounting firm
23.3*	Consent of Linklaters LLP, Dutch legal counsel to the Registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*Filed herewith

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Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, the Netherlands, on June 11, 2026.

The Magnum Ice Cream Company N.V. (Registrant)

/s/ Vanessa Vilar
Vanessa Vilar Chief Legal Officer (Signature and Title)

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Vanessa Vilar and Nickesha Graham-Burrell as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in any and all capacities to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Securities Act of the securities referred to herein (the “Securities”) and any securities or blue sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said Securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including, specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an officer, director or authorized representative in the United States of America or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the SEC or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on and on the dates indicated.

Signature	Title	Date

/s/ Jean-François van Boxmeer	Chair and Non-Executive Director	June 11, 2026
Jean-François van Boxmeer

/s/ Peter ter Kulve	Chief Executive Officer and Director	June 11, 2026
Peter ter Kulve	(Principal Executive Officer)

/s/ Abhijit Bhattacharya	Chief Financial Officer and Director	June 11, 2026
Abhijit Bhattacharya	(Principal Financial and Accounting Officer)

/s/ Melissa Bethell	Non-Executive Director	June 11, 2026
Melissa Bethell

/s/ Stefan Bomhard	Non-Executive Director	June 11, 2026
Stefan Bomhard

/s/ Stacey Cartwright	Non-Executive Director	June 11, 2026
Stacey Cartwright

/s/ René Hooft Graafland	Non-Executive Director	June 11, 2026
René Hooft Graafland

/s/ Anja Mutsaers	Non-Executive Director	June 11, 2026
Anja Mutsaers

/s/ Reginaldo Ecclissato	Non-Executive Director	June 11, 2026
Reginaldo Ecclissato

/s/ Josh Frank	Non-Executive Director	June 11, 2026
Josh Frank

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed the Registration Statement on June 11, 2026, in the capacity of the duly authorized representative of The Magnum Ice Cream Company N.V. in the United States.

The Magnum Ice Cream Company N.V.

By:	/s/ Natalia Cavaliere
Name:	Natalia Cavaliere
Title:	Authorized Representative

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